UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

TubeMogul, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

898570 10 6

(CUSIP Number)

NINA C. LABATT

TRINITY VENTURES

2480 SAND HILL ROAD, SUITE 200

MENLO PARK, CALIFORNIA 94025

TELEPHONE: (650) 854-9500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 30, 2016

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Trinity TVL X, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,747,696 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13D/A is filed by Trinity TVL X, LLC (“Trinity TVL X”), Trinity Ventures X, L.P. (“Trinity X”), Trinity X Entrepreneurs’ Fund, L.P. (“Trinity EF X”), Trinity X Side-By-Side Fund, L.P. (“Trinity SBS X”), TVL Management Corporation (“TVL Management,” together with Trinity TVL X, Trinity X, Trinity EF X and Trinity SBS X, collectively, the “Trinity Entities”) and Lawrence K. Orr (“Orr”), Noel J. Fenton (“Fenton”), Augustus O. Tai (“Tai”), Fred Wang (“Wang”), Patricia Nakache (“Nakache”), Ajay Chopra (“Chopra”), Karan Mehandru (“Mehandru”), Daniel Scholnick (“Scholnick”) and Nina C. Labatt (“Labatt”), (together with the Trinity Entities and Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick and Labatt, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Trinity Ventures X, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,747,696 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Trinity X Entrepreneurs’ Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,747,696 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Trinity X Side-By-Side Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,747,696 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons TVL Management Corporation
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization California
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,638 shares of Common Stock
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 2,638 shares of Common Stock
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,750,334 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) CO

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Lawrence K. Orr
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 9,094 shares of Common Stock (4)
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 9,094 shares of Common Stock (4)
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,756,790 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.
(4)	The shares are held by the Lederer-Orr Family Trust (the “Lederer-Orr Family Trust”). Mr. Orr is a trustee of the Lederer-Orr Family Trust.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Noel J. Fenton
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 7,906 shares of Common Stock (4)
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 7,906 shares of Common Stock (4)
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,755,602 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.
(4)	The shares are held by the Fenton Family 1994 Trust (the “Fenton Family Trust”). Mr. Fenton is a trustee of the Fenton Family Trust.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Augustus O. Tai
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 11,807 shares of Common Stock (4)
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 11,807 shares of Common Stock (4)
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,759,503 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.
(4)	The shares are held by the Tai Family Trust (the “Tai Family Trust”). Mr. Tai is a trustee of the Tai Family Trust.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Fred Wang
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,294 shares of Common Stock (4)
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 1,294 shares of Common Stock (4)
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,748,990 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.
(4)	The shares are held by the Wang Family Trust (the “Wang Family Trust”). Mr. Wang is a trustee of the Wang Family Trust.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Patricia Nakache
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0 shares of Common Stock
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 0 shares of Common Stock
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,747,696 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Ajay Chopra
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 13,305 shares of Common Stock (4)
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 13,305 shares of Common Stock (4)
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,761,001 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.
(4)	Includes 10,131 shares held by the Chopra/Banerjee Revocable Trust (the “Chopra Family Trust”). Mr. Chopra is a trustee of the Chopra Family Trust.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Karan Mehandru
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,858 shares of Common Stock)(4)
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 1,858 shares of Common Stock) (4)
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,749,554 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.
(4)	The shares are held by the Mehandru Nguyen Revocable Trust Dated October 30, 2015 (the “Mehandru Nguyen Trust”). Mr. Mehandru is a trustee of the Mehandru Nguyen Trust.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Daniel Scholnick
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 6,234 shares of Common Stock
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 6,234 shares of Common Stock
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,753,930 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

CUSIP No. 898570 10 6	13D/A

1.	Name of Reporting Persons Nina C. Labatt
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 4,747,696 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 4,747,696 shares of Common Stock (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,747,696 shares of Common Stock
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 13.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Schedule 13D/A is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D/A.
(2)	Includes (i) 4,675,999 shares held by Trinity X, (ii) 45,218 shares held by Trinity EF X and (iii) 26,479 shares held by Trinity SBS X. Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

Explanatory Note

This Schedule 13D/A (this “Schedule 13D/A”) is being filed by the Reporting Persons (as defined below) to amend the Schedule 13D originally filed with the Securities and Exchange Commission on August 5, 2014 and amended June 19, 2015 and March 4, 2016 (as amended, the “Original Schedule 13D”) to report the sale of shares of Common Stock (as defined below) of TubeMogul, Inc. (the “Issuer”) by certain of the Reporting Persons. The Original Schedule 13D is hereby amended and supplemented as detailed below, and, except as specifically amended and supplemented hereby, the Original Schedule 13D remains in full force and effect. All capitalized terms used in this Schedule 13D/A but not defined herein shall have the meanings ascribed thereto in the Original Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following at the end thereof:

On June 30, 2016, the Reporting Persons distributed in kind an aggregate of 296,731 shares of Common Stock held by the Reporting Persons on a pro rata basis to their respective partners and members. The distributions were effected pursuant to a Rule 10b5-1 plan adopted on September 14, 2015.

Item 5. Interest in Securities of the Issuer

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

(a)-(b) The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Schedule 13D/A is provided as of the date of this filing:

Reporting Persons	Shares Held Directly (1)	Sole Voting Power (1)	Shared Voting Power (2)	Sole Dispositive Power (1)	Shared Dispositive Power (2)	Beneficial Ownership	Percentage of Class (3)
Trinity X	4,675,999	0	4,747,696	0	4,747,696	4,747,696	13.3%
Trinity EF X	45,218	0	4,747,696	0	4,747,696	4,747,696	13.3%
Trinity SBS X	26,479	0	4,747,696	0	4,747,696	4,747,696	13.3%
Trinity TVL X (2)	0	0	4,747,696	0	4,747,696	4,747,696	13.3%
TVL Management (2)	2,638	2,638	4,747,696	2,638	4,747,696	4,750,334	13.3%
Orr (2)	9,094	9,094	4,747,696	9,094	4,747,696	4,756,790	13.3%
Fenton (2)	7,906	7,906	4,747,696	7,906	4,747,696	4,755,602	13.3%
Tai (2)	11,807	11,807	4,747,696	11,807	4,747,696	4,759,503	13.3%
Wang (2)	1,294	1,294	4,747,696	1,294	4,747,696	4,748,990	13.3%
Nakache (2)	0	0	4,747,696	0	4,747,696	4,747,696	13.3%
Chopra (2)	13,305	13,305	4,747,696	13,305	4,747,696	4,761,001	13.3%
Mehandru (2)	1,858	1,858	4,747,696	1,858	4,747,696	4,749,554	13.3%
Scholnick (2)	6,234	6,234	4,747,696	6,234	4,747,696	4,753,930	13.3%
Labatt (2)	0	0	4,747,696	0	4,747,696	4,747,696	13.3%

(1)	Represents the number of shares of Common Stock held by the Reporting Persons.
(2)	Trinity TVL X is the general partner of Trinity X, Trinity EF X and Trinity SBS X and has sole voting and investment power with respect to the shares held by Trinity X, Trinity EF X and Trinity SBS X. Orr, Fenton, Tai, Wang, Nakache, Chopra, Mehandru, Scholnick, Labatt and TVL Management are management members of Trinity TVL X and may be deemed to share voting and investment power over the shares owned by Trinity X, Trinity EF X and Trinity SBS X. Trinity TVL X owns no securities of the Issuer directly.
(3)	This percentage is calculated based upon 35,759,820 shares of the Common Stock outstanding (as of April 29, 2016) as set forth in Issuer’s Form 10-Q for the quarterly period ended March 31, 2016 filed with the SEC on May 10, 2016.

(c) On June 30, 2016, the Reporting Persons distributed in kind the following shares of Common Stock on a pro rata basis to their respective partners and members:

Reporting Persons	Number of Shares Distributed
Trinity X	292,250
Trinity EF X	2,826
Trinity SBS X	1,655
Total:	296,731

By virtue of the foregoing distributions, the following Reporting Persons received an aggregate of 4,307 shares of Common Stock:

Reporting Persons	Number of Shares Distributed
Orr	682
Fenton	633
Tai	796
Wang	647
Nakache	522
Chopra	577
Mehandru	78
Scholnick	262
TVL Management Corporation	110
Total:	4,307

On July 1, 2016, Nakache sold the 522 shares received in the distribution at a weighted average price per share of $11.82. This sale was effected pursuant to a Rule 10b5-1 plan adopted by Nakache on September 14, 2015. Except as set forth above, none of the Reporting Persons has effected any transactions in the Common Stock during the past 60 days.

(d) No other person is known by the Reporting Persons to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, Common Stock beneficially owned by the Reporting Persons.

(e) Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 7, 2016

TRINITY TVL X, LLC

By:	/s/ Nina C. Labatt
Nina C. Labatt, Management Member

TRINITY VENTURES X, L.P.
By its General Partner, Trinity TVL X, LLC

By:	/s/ Nina C. Labatt
Nina C. Labatt, Management Member

TRINITY X ENTREPRENEURS’ FUND, L.P.
By its General Partner, Trinity TVL X, LLC

By:	/s/ Nina C. Labatt
Nina C. Labatt, Management Member

TRINITY X SIDE-BY-SIDE FUND, L.P.
By its General Partner, Trinity TVL X, LLC

By:	/s/ Nina C. Labatt
Nina C. Labatt, Management Member

TVL MANAGEMENT CORPORATION

By:	/s/ Nina C. Labatt
Nina C. Labatt, its Chief Financial Officer

/s/ Lawrence K. Orr
Lawrence K. Orr

/s/ Noel J. Fenton
Noel J. Fenton

/s/ Augustus O. Tai
Augustus O. Tai

/s/ Fred Wang
Fred Wang

/s/ Patricia Nakache
Patricia Nakache

/s/ Ajay Chopra
Ajay Chopra

/s/ Karan Mehandru
Karan Mehandru

/s/ Daniel Scholnick
Daniel Scholnick

/s/ Nina C. Labatt
Nina C. Labatt

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention: Intentional misstatements or omissions of fact

constitute Federal criminal violations (See 18 U.S.C. 1001)